UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): September 6, 2017

Forterra, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-37921	37-1830464
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

511 East John Carpenter Freeway, 6th Floor, Irving, TX	75062
(Address of Principal Executive Offices)	(Zip Code)

(469) 458-7973
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On September 6, 2017, Mr. Matt Brown resigned as Executive Vice President and Chief Financial Officer of Forterra, Inc. (the “Company”) and the Company appointed Mr. Charlie Brown to serve as the Company’s new Executive Vice President and Chief Financial Officer. Mr. Charlie Brown will begin his employment with the Company on or before September 25, 2017.
Mr. Charlie Brown will serve as the Company’s Executive Vice President and Chief Financial Officer pursuant to an Employment Agreement dated September 6, 2017 (the “Employment Agreement”). The Employment Agreement entitles Mr. Charlie Brown to an annual base salary of $500,000 and an annual cash performance bonus with a target bonus amount equal to not less than 100% and not more than 200% of his then annual base salary. Additionally, Mr. Charlie Brown will receive an equity grant with an aggregate grant date fair equal to $750,000 as soon as practicable following his start date. The Employment Agreement also provides for certain other benefits and perquisites, including reimbursement for certain relocation expenses, which are discussed in detail in the Employment Agreement.
In the event of a termination by the Company without Cause or by Mr. Charlie Brown for Good Reason (each as defined in the Employment Agreement), Mr. Charlie Brown will receive: (i) continued base salary payable in accordance with regular payroll practices for a period of 12 months, (ii) a lump sum bonus for the calendar year of termination, pro-rated through the termination date and (iii) payment or reimbursement for the cost of up to one year of COBRA continuation coverage for Mr. Charlie Brown and his covered dependents.
The Employment Agreement also contains customary confidentiality, non-compete and non-solicitation covenants.
The foregoing description of the Employment Agreement is not complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated by reference in this Item 5.02.
Before agreeing to join the Company, Mr. Charlie Brown, age 53, spent 14 years with Oldcastle Materials, a supplier of aggregates, asphalt, cement, ready-mix concrete and construction and paving services in North America, where he most recently served as Chief Financial Officer beginning in 2008. Mr. Charlie Brown joined Oldcastle Materials as a Vice President of Finance in 2003 and was promoted to Senior Vice President of Finance in 2007. Prior to Oldcastle Materials, Mr. Charlie Brown held various finance and senior management roles of increasing responsibility at Vulcan Materials Company, a producer of construction aggregates and aggregates-based construction materials, from 1996 to 2003, and at PPG Industries, a global manufacturer of paints, coatings, and specialty materials, from 1990 to 1996. Mr. Charlie Brown holds a Bachelor of Arts in International Economics from The George Washington University in Washington, D.C. and a Master’s of Management from Northwestern University (Kellogg) in Evanston, Illinois.
There are no family relationships between Mr. Charlie Brown and any director or executive officer of the Company. Mr. Charlie Brown does not have a direct or indirect material interest in any transaction or arrangement in which the Company is a participant.
Mr. Matt Brown, whose resignation was effective immediately, resigned to pursue other opportunities. His resignation will be treated as a resignation for good reason pursuant to his Amended and Restated Employment Agreement with Forterra Pipe & Precast, LLC dated as of June 28, 2016.
Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

10.1	Employment Agreement, dated as of September 6, 2017 by and between the Company and Charlie Brown.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Forterra, Inc.

/s/ Lori M. Browne
Lori M. Browne
Senior Vice President, General Counsel and Secretary
Date: September 7, 2017